Exhibit 5.2

July 31, 2006

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Re:	SunGard Data Systems Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel in the State of California for Plaid Brothers Software, Inc., a California corporation, SunGard Advisor Technologies Inc., a California corporation, SunGard Corbel LLC, a California limited liability company (“Corbel”), and SunGard Treasury Systems Inc., a California corporation (each, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by SunGard Data Systems Inc., a Delaware corporation (the “Company”), the Guarantors and certain other guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an indeterminate amount of (i) the Company’s 9 1/8% Senior Notes due 2013 (the “Senior Fixed Rate Notes”) and Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes” and, together with the Senior Fixed Rate Notes, the “Senior Notes”) and the guarantees issued by the Guarantors and certain other guarantors (the “Senior Guarantees”) with respect to the Senior Notes, and (ii) the Company’s 10 1/4% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees issued by the Guarantors and certain other guarantors (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Notes, in each case to be offered solely for market-making purposes by an affiliate of the Company. The Senior Notes and the Senior Guarantees have been issued under and pursuant to the Indenture dated as of August 11, 2005 (the “Senior Indenture”) among the Company, Solar Capital Corp., a Delaware corporation which merged with and into the Company (“Solar”), the Guarantors, certain other guarantors and The Bank of New York, as trustee (the “Trustee”), and the Senior Subordinated Notes and the Senior Subordinated Guarantees have been issued under and pursuant to an Indenture dated as of August 11, 2005 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Company, Solar, the Guarantors, certain other guarantors and the Trustee.

In connection with this opinion, we have examined the Registration Statement and the Indentures. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives

SunGard Data Systems Inc.

July 31, 2006

of the Guarantors, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

As used in this opinion, the expressions “to our knowledge” or “known to us” with reference to matters of fact refer to the current actual knowledge of the attorneys within the firm with primary responsibility for the transactions covered by this opinion. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the accuracy or completeness of such statement (including without limitation any examination of any records of any court or governmental agency or body, or documents in our files or otherwise made available to us by any Guarantor), and no inference as to the accuracy or completeness of such statement should be drawn from our representation of the Guarantors or our rendering the opinions set forth below.

Based on the foregoing, but subject to the qualifications and limitations expressed below, we are of the opinion that:

1. Each Guarantor other than Corbel (a) has been duly incorporated and is validly existing and in good standing as a corporation under the law of the State of California, and (b) has the corporate power and authority to conduct its business as described in the Registration Statement.

2. Corbel (a) has been duly formed and is validly existing and in good standing as a limited liability company under the law of the State of California, and (b) has the power and authority to conduct its business as described in the Registration Statement.

3. Each of the Indentures has been duly authorized, executed and delivered by the Guarantors party thereto.

4. The issuance of the Guarantees by the Guarantors, and the performance by the Guarantors of the Indentures, will not violate the articles of incorporation or by-laws of any Guarantor other than Corbel, the certificate of formation or operating agreement of Corbel, or any California statute, rule or regulation applicable to any Guarantor or any order known to us issued pursuant to any California statute by any California court or governmental agency or body having jurisdiction over the Guarantors or any of their respective properties.

5. No consent, approval, authorization, order, registration or qualification of or with any California governmental agency or body or, to our knowledge, any California court is required for the issuance of the Guarantees by the Guarantors party thereto or the compliance by the Guarantors with all of the provisions of the Indentures.

SunGard Data Systems Inc.

July 31, 2006

The opinions herein expressed are subject to the following qualifications and limitations:

(1) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indentures.

(3) We express no opinion as to the effect on the opinions expressed herein of (i) compliance or non-compliance by any party to the Indentures (in each case, other than the Guarantors) with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party (other than the Guarantors).

In addition to the foregoing qualifications and limitations, we express no opinion as to (1) any federal or state securities laws or regulations, (2) any federal or state tax laws or regulations, (3) any federal or state banking or insurance laws or regulations, (4) any law, rule or regulation relating to patents, trademarks, copyrights or licenses, (5) any pension or employee benefit laws or regulations, (6) any federal or state antitrust or unfair competition laws or regulations, (7) any fraudulent transfer or fraudulent conveyance laws, (8) compliance by any party to either of the Indentures with fiduciary duty requirements; (9) any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the state or regional level) or judicial decisions to the extent that they deal with any of the foregoing, (10) any racketeering laws or regulations, (11) any health and safety laws or regulations, (12) any labor laws or regulations, (13) any laws, regulations and policies concerning (i) national or local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws, and (14) other state statutes of general application to the extent they provide for criminal prosecution.

We express no opinion as to any law other than California law and the Federal law of the United States of America applicable in the State of California.

Our opinions are rendered as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinions are rendered solely for the benefit of the addressees hereof, their successors and assigns in connection with the transactions evidenced by the documents described above. Our opinions may not be relied upon by such addressees, successors or assigns (including any trustee in connection with a securitization) for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that copies of this opinion letter may be furnished to your counsel, Simpson Thacher & Bartlett LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as

SunGard Data Systems Inc.

July 31, 2006

Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Sheppard Mullin Richter & Hampton LLP

SHEPPARD MULLIN RICHTER & HAMPTON LLP